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                                                                   EXHIBIT 10.33


                        WORLDCOM NETWORK SERVICES, INC.
                                 D/B/A WORLDCOM
                                    CARRIER
                           DIGITAL SERVICES AGREEMENT


         THIS DIGITAL SERVICES AGREEMENT (THE "AGREEMENT") is entered into on the 21st day of January, 1999, by and between WORLDCOM NETWORK SERVICES, INC., a Delaware corporation ("WORLDCOM"), and Maxxis Communications, a Georgia corporation ("Customer"), for the provision of the dedicated digital telecommunications interexchange, local access and ancillary services described in Service Orders accepted by WorldCom under this Agreement, subject to the terms and conditions contained in this Agreement.

         NOW THEREFORE, the parties agree to the following:

         1. INCORPORATION OF DOCUMENTS AND CONTROLLING PROVISIONS: This Agreement consists of all the terms and conditions contained (i) in this Agreement, (ii) in Service Orders that conform hereto, and, (iii) in documents incorporated herein specifically by reference. This Agreement constitutes the complete and exclusive statement of the understanding between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to Service provided hereunder. In the event any provision of this Agreement conflicts with any statute, rule or order of any governmental unit or regulatory body, or tariff filed by WorldCom, then, if required by law, such statute, rule, order or tariff shall control.


         2. SERVICE ORDERS: Service requested by Customer hereunder shall be requested on (I) Digital Service Description forms in effect from time to time or Customer's forms accepted in writing by an Authorized Headquarters Representative of WorldCom as hereinafter provided, or (II) through the WorldCom Electronic Order Processing system whereby Customer receives written confirmation from WorldCom of the Service it has requested (hereinafter collectively referred to as ("SERVICE ORDERS"). Each Service Order shall reference this Agreement by Digital Service Agreement number ("DSA#") and shall become a part of this Agreement only to the extent that it specifies the type of Interexchange Service, quantity of circuits, originating and terminating cities, Requested Service Date, Service Commitment Period, charges and other information necessary for WorldCom to provide the Service to Customer. Any other terms and conditions that are typed, printed or otherwise included in any Service Order shall be deemed to be solely for the convenience of the parties. No action by WorldCom (including, without limitation, provision of Service to Customer pursuant to such Service Order) shall be construed as binding or estopping WorldCom with respect to such term or condition, unless the Service Order containing said specific term or condition has been signed by an Authorized Headquarters Representative of WorldCom.


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         3.    EFFECTIVE DATE AND APPLICATION OF THIS AGREEMENT: This Agreement
shall be effective between the parties as of the date first written hereon.
This Agreement shall apply exclusively to Service provided to Customer pursuant to Service Orders identified with this Agreement and accepted by WorldCom for the Service Commitment Periods stated therein and any automatic extensions thereof. WorldCom reserves the right not to accept a Service Order under this Agreement at any time.

         4.    SERVICE COMMITMENT PERIOD, START OF SERVICE AND AUTOMATIC
EXTENSION: The Service Commitment Period for the Interexchange and Ancillary Services subject to recurring charges and described in a Service Order shall commence on the Requested Service Date or the date upon which the Service first becomes available in conformity with the Technical Standards, whichever is later ("START OF SERVICE"). Upon expiration, each Service Commitment Period shall automatically be extended to a date specified in a written notice of termination by either Customer or WorldCom not less than ninety (90) days after delivery of said notice to the other party. The charges for Interexchange Service during any such extension shall be the then-current WorldCom published month-to-month charges not to exceed one hundred and twenty-five percent (125%) of the Interexchange Service charges applicable to such Service upon the expiration of the Service Commitment Period.

         5. SERVICE TO BE PROVIDED: WorldCom will provide Customer with (I) the installation and operation of dedicated digital telecommunications interexchange service over transmission facilities provided by WorldCom or third parties between WorldCom-designated termination points in cities served by WorldCom (hereinafter "INTEREXCHANGE SERVICE"), and Ancillary Services (as hereinafter defined). WorldCom will provide agency service for Customer in provisioning Customer's Local Access (as hereinafter defined) all as may be requested by Customer and accepted by WorldCom in accordance with the terms hereof (Interexchange Service, Ancillary Service and agency for Customer's Local Access shall be collectively referred to herein as the "SERVICE"). WorldCom's liability for delays in installation, testing and operation of Interexchange Service, Local Access and Ancillary Services is limited in
Section 13 of this Agreement.

         6. LOCAL ACCESS AND ANCILLARY SERVICES: (A) WorldCom may, at its sole option and when reasonable under the circumstances, upon Customer's request, act as Agent for Customer with responsibility for provisioning and the initial testing of an interconnection (reasonably coordinated with Start of Service) between selected Interexchange Service and a Customer designated termination point and/or service (e.g., Feature Group Service) ("LOCAL ACCESS"). Charges to Customer for Local Access Service administered on behalf of Customer by WorldCom shall not exceed charges Customer would other-wise pay the same local access provider for the relevant interconnection and/or service.
(B) WorldCom may also provide other services to Customer including but not limited to: (i) multiplexing/demultiplexing service ("MUXING"), (ii) digital cross-connect service ("DCS"), or (iii) extraordinary service for reasons including but not limited to: (A) Customer's request to expedite Service availability to a date earlier than WorldCom's published installation interval


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or a previously accepted Requested Service Date; (B) Service redesign or other activity occasioned by receipt of inaccurate information from Customer; (C) reinstallation charges following any suspension of the Service for cause by WorldCom; (D) Customer's request for use of routes or facilities other than those selected by WorldCom for provision of the Service; and (E) other circumstances in which extraordinary costs and expenses are generated by Customer and reasonably incurred by WorldCom (services under this Subsection
(13) are collectively referred to herein as "ANCILLARY SERVICES"). Recurring and non-recurring, charges to Customer for Local Access (including WorldCom's Local Access Coordination Fee) and Ancillary Services shall be established as of WorldCom's acceptance of the Service Order relevant thereto. RECURRING CHARGES FOR LOCAL ACCESS BILLING ADMINISTERED BY WORLDCOM AND CHARGED TO CUSTOMER SHALL BE SUBJECT TO ADJUSTMENT AT SUCH TIMES AS WORLDCOM SHALL DETERMINE, NOT TO EXCEED THE PREVAILING CHARGES OF SUCH LOCAL ACCESS PROVIDERS AS WOULD OTHERWISE BE PAID DIRECTLY BY CUSTOMER FOR THE RELEVANT INTERCONNECTION OR SERVICE.

         7. CUSTOMER RESPONSIBILITIES: Customer has sole responsibility for installation, testing and operation of facilities, services and equipment other than that specifically provided by WorldCom as part of the Service described in a Service Order ("CUSTOMER FACILITIES"). In no event will the untimely installation or non-operation of Customer Facilities (including Local Access when Customer is responsible therefor and customer premise equipment) relieve Customer of its obligation to pay charges for the Service as of Start of Service.

         8. ADDITIONAL CHARGES: Customer acknowledges and understands that all charges stated in Service Order are computed by WorldCom exclusive of any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), whether charged to or against WorldCom or Customer for the Service provided to Customer ("ADDITIONAL CHARGES"), and that such Additional Charges shall be paid by Customer in addition to all other charges provided for herein.

         9. PAYMENT OF CHARGES: Payment for all pro-rated monthly recurring charges (charges for monthly Service provided for less than a calendar month), installation and other non-recurring charges shall be due on the first day of the month following the month in which the Service was provided. Payment for all monthly recurring charges for full months during which the Service is to be provided following Start of Service shall be due in advance on the first day of that month. WorldCom's invoice to Customer will be computed each calendar month in advance of the due date for charges as provided above and as of a billing cut-off date determined by WorldCom, which shall not be earlier than the fifth
(5th) day or later than the fifteenth (15th) day of the month in which such computation is made ("WORLDCOM BILLING CUT-OFF DATE"). The invoice date shall not be determinative of the billing cut-off date used by WorldCom in the preparation of any particular invoice. Customer agrees to remit payment to WorldCom at the remittance address indicated on WorldCom


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invoices to Customer. In the event Customer fails to pay WorldCom's invoice in full or remit payment to the proper address on or before thirty (30) days after the due date, Customer shall also pay a late fee in the amount of the lesser of one and one-half percent (1 1/2%) of the unpaid balance per month or the maximum lawful rate under applicable state law. Notwithstanding the foregoing, late fees shall apply to, but shall not be due and payable for, amounts reasonably disputed by Customer for a period of ninety (90) days following the due date therefor, provided: (I) Customer notifies WorldCom of the basis for such dispute in writing on or before thirty (30) days after the due date; and
(II) negotiates in good faith with WorldCom for the purpose of resolving such dispute within said ninety (90) day period. In the event, such dispute is resolved in favor of WorldCom, Customer will pay to WorldCom the once disputed amounts together with the applicable late fees within ten (10) business days of the resolution. In the event such dispute is resolved in favor of Customer, Customer will receive a credit for the amounts determined not to be owed together with a credit for the applicable late fees. In the event the dispute cannot be resolved within such ninety (90) day period, all disputed amounts together with late fees shall become due and payable, and this provision shall not be construed as preventing Customer from pursuing any available legal remedies.

         10. SUSPENSION OF SERVICE: In the event payment in full is not received from Customer on or before thirty (30) days following the due date with respect to undisputed amounts or on or before ninety (90) days following the due date with respect to amounts reasonably disputed in accordance with the prescriptions of Section 9, WorldCom shall have the right after giving Customer ten (10) days notice and opportunity to cure to suspend all or any portion of the Service to Customer, or upon subsequent notice, all or any additional portions of the Service to Customer; and, in either event, until such time as Customer has paid in full all charges then due, including any late fees as specified herein. Following such payment, WorldCom shall be required to reinstitute Service to Customer only upon the provision by Customer to WorldCom of satisfactory assurance (such as a deposit) of Customer's ability to pay for Service and Customer's advance payment of the cost of reinstituting Service. If Customer fails to make such payment by a date determined by and acceptable to WorldCom, Customer will be deemed to have canceled the Service suspended effective the date of such suspension. Further, if at anytime there is a material adverse change in Customer's creditworthiness, then in addition to any other remedies available to WorldCom, WorldCom may elect, in its sole discretion, to exercise one or more of the following remedies: (I) cause Start of Service for Service described in a previously executed Service Order to be withheld; (II) cease providing Service pursuant to a Suspension Notice; (III) decline to accept a Service Order or other requests from Customer to provide Service which WorldCom may otherwise be obligated to accept; and/or (IV) condition its provision of Service or acceptance of a Service Order on Customer's assurance of payment which shall be a deposit or such other means to establish reasonable assurance of payment. An adverse material change in Customer's creditworthiness shall include, but not be limited to: (A) Customer's default of its obligations to WorldCom under this or any other agreement with WorldCom; (B) failure of Customer to make full payment of charges due hereunder on or before the Due Date on three (3) or more occasions during any period of twelve (12) or fewer months or Customer's failure


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to make such payment on or before the Due Date in any two (2) consecutive months; (C) acquisition of Customer (whether in whole or by majority or controlling interest) by an entity which is insolvent, which is subject to bankruptcy or insolvency proceedings, which owes past due amounts to WorldCom or any entity affiliated with WorldCom or which is a materially greater credit risk than Customer; or (D) Customer's being subject to or having filed for bankruptcy or insolvency proceedings or the legal insolvency of Customer.

         11. CANCELLATION: (A) After a Service Order is accepted by WorldCom, Customer may cancel all or a portion of the Service described therein if Customer provides written notification thereof to WorldCom thirty (30) days in advance of the effective date of cancellation. In such case, Customer shall pay to WorldCom all charges for Service provided through the effective date of such cancellation plus a cancellation charge determined as follows: (I) if the Service Commitment Period for the canceled Interexchange Service is one (1) year or less, then the cancellation charge shall be an amount equal to the balance of the monthly Interexchange Service charges (then in effect at the time of cancellation) for such canceled Interexchange Service that otherwise would have become due for the unexpired balance of the Service Commitment Period (but in no event less than zero); (II) if the Service Commitment Period for the canceled Interexchange Service is longer than one (1) year and such cancellation becomes effective prior to completion of the first year of the Service Commitment Period, then the cancellation charge shall be an amount equal to the balance of the monthly Interexchange Service charges (then in effect at the time of cancellation) for such canceled Interexchange Service that otherwise would have become due for the unexpired portion of first year of the Service Commitment Period plus twenty percent (20%) of the balance of such monthly Interexchange Service charges for the remainder of the Service Commitment Period beyond the first year; and, (III) if the Service Commitment Period for the canceled Interexchange Service is longer than one (1) year and such cancellation becomes effective after completion of the first year of the Service Commitment Period, then the cancellation charge shall be an amount equal to twenty percent (20%) of the balance of the monthly Interexchange Service charges (then in effect at the time of cancellation) for such canceled Interexchange Service that otherwise would have become due for the unexpired portion of the Service Commitment Period. It is agreed that WorldCom's damages in the event Service is canceled shall be difficult or impossible to ascertain. The provisions provided for in this Section 11(A) are intended, therefore, to establish liquidated damages in the event of cancellation and are not intended as a penalty. (B) In the event of any cancellation described in Section 11(A), Customer shall also pay WorldCom an amount equal to any termination charges, expenses, fees or penalties incurred by WorldCom due to cancellation of Local Access plus any other reasonable costs, expenses or additional charges incurred in accordance with Sections 6 and 8. (C) The foregoing to the contrary notwithstanding, and upon thirty (30) days prior written notice, either Customer or WorldCom shall have the right, without cancellation charge or other liability, to cancel an affected portion of the Service, if any material rate or term contained herein and relevant to the affected Service is substantially changed by order of the highest court of competent jurisdiction to which the matter is appealed, the Federal Communications Commission, or other local, state or federal government authority.


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         12.   FORCE MAJEURE: If WorldCom's performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by causes beyond their reasonable control including but not limited to acts of God, fire, explosion, vandalism, cable cut, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government or state or local governments, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more said governments, or of any civil or military authority, or by national emergencies, insurrections, riots, wars, strikes, lockouts or work stoppages or other labor difficulties, supplier failures, shortages, breaches or delays, then WorldCom shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference. WorldCom shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or cease. If such failure of performance shall be for thirty (30) days or less, then the Service affected thereby shall continue as-is but, upon receipt of a Customer request directed to Customer's designated Customer Service Representative, a pro rata credit of the charges for the affected Service shall be made; if for more than thirty (30) days, then said pro rata credit shall continue, and the affected Service may be canceled by either Customer or WorldCom on thirty (30) days notice without liability other than Customer's liability for payment for Service provided prior to cancellation.

         13. SERVICE WARRANTY; GENERAL LIMITATION OF LIABILITY; INDEMNITY: (A) WorldCom warrants that the Service will be provided to Customer in accordance with prevailing telecommunications industry standards (hereinafter "TECHNICAL STANDARDS"). WorldCom will use reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents or errors in the Service (hereinafter "DEFECT" or "DEFECTS") and restore the Service in accordance with the Technical Standards. Following Start of Service, if Customer reports a Defect to WorldCom at WorldCom's Maintenance Control Center and WorldCom is unable to restore the Service as warranted within one-half hour of such report, Customer shall, upon request directed to Customer's designated Customer Service Representative, receive a credit at the rate of 1/1440 of the monthly charges applicable to the affected Service for each half hour or major fraction thereof in excess of the first half hour that the affected Service fails to conform to the Technical Standards. If a portion of the Service fails to conform to the Technical Standards at any time and over a period of thirty
(30) days after written notice thereof by Customer to WorldCom, Customer may terminate the affected portion of the Service without a cancellation charge. Customer's credit and termination rights shall not apply, however, in the event any Defect is caused or contributed to, directly or indirectly, by any act or omission of Customer or its customers, affiliates, agents, representatives, invitees or licensees.

THE FOREGOING WARRANTY AND REMEDIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR REMEDIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN THE EVENT OF ANY DEFECT IN THE SERVICE WHATSOEVER, NEITHER


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WORLDCOM OR ANY THIRD PARTY PROVIDER OR OPERATOR OF FACILITIES EMPLOYED IN THE
PROVISION OF THE SERVICE SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, ACTUAL, PUNITIVE OR ANY OTHER DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER.

(B) In the event parties other than Customer shall have use of the Service through Customer, then Customer agrees to forever indemnify and hold WorldCom and any third party provider or operator of facilities employed in provision of the Service harmless from and against any and all claim, demands, suits, actions, losses, damages, assessments or payments which may be asserted by said parties, arising out of or relating to any Defect in the Service.

         14. INTERSTATE INTEREXCHANGE SERVICE: Customer may use any Interexchange Service provided under this Agreement only if such Interexchange Service is used for carrying interstate telecommunications (i.e., telecommunications subject to the jurisdiction of the Federal Communications Commission). WorldCom shall only be obligated to provide the Interexchange Service described in a Service Order (which has been accepted by WorldCom) when Customer's interstate use of the Interexchange Service is greater than ten percent (10%) of the total traffic on special access lines comprising Local Access associated with the Interexchange Service. WorldCom shall not be obligated to make available Interexchange Service on a circuit with end points within a single state or service on a circuit which originates/terminates at points both of which are situated within a single state unless Customer represents in writing that such Interexchange Service or circuits shall be used to carry interstate telecommunications, or the state in question permits the Interexchange service to be provided. If it is determined at any time that such Interexchange Service or circuit is subject to state regulation, WorldCom may
(i) provide the Interexchange Service or circuit pursuant to applicable state laws, regulations and tariffs, (ii) assign the Interexchange Service or circuit to an affiliated company to be provided in accordance with such affiliated company's tariff, or (iii) discontinue provision of the affected Interexchange Service or circuit.

         15. NOTICES: Notices under this Agreement shall be in writing and delivered to the person identified as the "PARTY TO RECEIVE NOTICES" at the Full Business Addresses of the parties as they appear herein or as otherwise provided for by proper notice hereunder and the effective date for any notice under this Agreement shall be the date of delivery of such notice, not the date of mailing.

         16. USE OF SERVICE: Upon WorldCom's acceptance of a Service Order hereunder, WorldCom will provide the Service specified therein to Customer upon condition that the Service shall not be used for any unlawful purpose. The provision of Service will not create a partnership or joint venture between the parties or result in a joint communications service offering to any third parties, and WorldCom and Customer agree that this Agreement, to the extent it is subject to FCC regulation, is an inter-carrier agreement which is not subject to the filing requirements of Section 21l(a) of the Communications Act of 1934 (47 U.S.C. ss. 211(a)) as implemented in 47 C.F.R. ss. 43.501.


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         17.   PROPRIETARY INFORMATION: Customer understands and agrees that the terms and conditions of this Agreement and all documents referenced herein (including without limitation, invoices to Customer for Service provided hereunder), communications between the parties regarding this Agreement or the Service to be provided hereunder (including price quotes to Customer for any Service proposed to be provided or actually provided hereunder), as well as such information and price quotes relevant to any other agreement between the parties are confidential as between Customer and WorldCom and shall not be disclosed by Customer to any party other than the directors, officers and employees of Customer or agents of Customer who have specifically agreed to nondisclosure of the terms and conditions hereof. Violation by Customer or its agents of the foregoing provision shall entitle WorldCom, at its option, to cause discontinuation of the Service to Customer without further obligation or liability of WorldCom to Customer. Customer further agrees that any Customer generated press release, advertisement or publication regarding this Agreement, the Service provided hereunder or in which WorldCom is to be mentioned, will be submitted to WorldCom for its written approval prior to publication.

         18. GENERAL PROVISIONS: (A) Customer will execute such other documents, provide such information and affirmatively cooperate with WorldCom, all as may be reasonably required by WorldCom and relevant to providing the Service. In particular, Customer accepts the responsibility for providing WorldCom with special access surcharge exemption forms as may be required by local exchange telephone companies. (B) The failure of either Customer or WorldCom to give notice of default or to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not constitute the permanent waiver of any term or condition of this Agreement. (C) The provision of the Service will not create a partnership or joint venture between the parties or result in a joint communications service offering to third parties.
(D) In the event suit is brought or an attorney is retained by WorldCom to enforce the terms of this Agreement or to collect any moneys due hereunder or to collect money damages for breach hereof, it shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith. (E) No subsequent agreement concerning the Service or modification to this Agreement shall be binding upon the parties unless it is made in writing by an authorized representative of Customer and Authorized Headquarters Representative of WorldCom Services. (F) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, provided, however, that Customer shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of WorldCom, which consent shall not be unreasonably withheld, and further provided that any assignment or transfer without such consent shall entitle WorldCom to terminate the Service provided hereunder at its option upon ten (10) days prior written notice. (G) This Agreement shall be construed under the laws of the State of Oklahoma without regard to choice of law principles. (H) If any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement, and the Customer and WorldCom Services hereby agree to negotiate with respect


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to any such invalid or unenforceable part to the extent necessary to render such part valid and enforceable. (I) The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the parties hereto shall survive the completion of performance and termination of this Agreement, including, without limitation, the making of any and all payments due hereunder. (J) Descriptive headings in this Agreement are for convenience only and shall not affect the construction of this Agreement. (K) Words having well-known technical or trade meanings shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires. (L) No rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Digital Service Agreement on the date first written above.

WORLDCOM NETWORK SERVICES,
INC.



By:/s/ Greg Frikor                          By:/s/ Thomas O. Cordy
   ---------------------------------           -------------------------------
           (Signature)                                 (Signature)


Greg Frikor                                 Thomas O. Cordy
------------------------------------        ----------------------------------
           (Print Name)                                (Print Name)


Regional Sales Director                     President/CEO
------------------------------------        ----------------------------------
           (Title)                                     (Title)



Full Business Address:                      Full Business Address:

WorldCom, Inc.                              Maxxis Communications
One Williams Center, Suite 2800             1901 Montreal Road
Tulsa, Oklahoma 74172                       Tucker, GA.  30084
Attn:  Contract Administration              Attn:Pat Lentz
(Party to Receive Notices)                  (Party to Receive Notices)
Tel. No. 918-588-3210                       Tel. No. 770/696-6343
                                            Fax No. 770/552-8471


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